EXHIBIT 21.1


Exhibit 21.1   Subsidiaries of the Registrant


Andrx Pharmaceuticals, Inc.

Anda Generics, Inc.

Aura Labs, Inc.

CyBear, Inc.

SR Six, Inc.

Anda Generics (Nevada), Inc.